EXHIBIT 11

                             UNISYS CORPORATION
              STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
              FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                                (UNAUDITED)
                      (Millions, except share data)

                                                  1999             1998
                                               -----------     -----------
Basic Earnings Per Common Share

Net income                                     $     111.2     $      62.7
Less dividends on preferred shares              (     22.8)     (     26.7)
                                               -----------     -----------
Net income available to common stockholders    $      88.4     $      36.0
                                               ===========     ===========

Weighted average shares                        261,142,235     248,586,237
                                               ===========     ===========
Basic earnings per share                       $       .34     $       .14
                                               ===========     ===========

Diluted Earnings Per Common Share

Net income available to common stockholders    $      88.4     $      36.0
Plus impact of assumed conversions
  Interest expense on 8 1/4% Convertible Notes
    due 2006, net of tax                                .3              .4
                                               -----------     -----------
Net income available to common
  stockholders plus assumed conversions        $      88.7     $      36.4
                                               ===========     ===========

Weighted average shares                        261,142,235     248,586,237
Plus incremental shares from assumed
  conversions
  Employee stock plans                          10,512,329      10,205,990
  8 1/4% Convertible Notes due 2006              3,271,418       4,040,847
                                               -----------     -----------
Adjusted weighted average shares               274,925,982     262,833,074
                                               ===========     ===========
Diluted earnings per share                     $       .32     $       .14
                                               ===========     ===========

The average shares listed below were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the periods presented.

  Series A preferred stock                      41,865,828      47,450,272